Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form S-8 (File No. 333-180723) of SofTech, Inc. of our report dated October 7, 2014, relating to our audit of the consolidated financial statements as of and for the year ended May 31, 2014 which appears in this Annual Report on Form 10-K of SofTech, Inc. for the year ended May 31, 2015.

/s/ McGladrey LLP

Boston, Massachusetts

August 31, 2015